EXHIBIT 99.1

Zoetis Announces First Quarter 2018 Results

•	Reports Revenue of $1.4 Billion, Growing 11%, and Net Income of $352 Million, or $0.72 per Diluted Share, Growing 48% and 50%, respectively, on a Reported Basis for First Quarter 2018

•	Reports Adjusted Net Income of $365 Million, or Adjusted Diluted EPS of $0.75, for First Quarter 2018

•	Delivers 7% Operational Growth in Revenue and 34% Operational Growth in Adjusted Net Income for First Quarter 2018

•	Reaffirms Full Year 2018 Revenue Guidance of $5.675 - $5.800 Billion and Diluted EPS of $2.77 - $2.93 on a Reported Basis, or $2.96 - $3.10 on an Adjusted Basis

PARSIPPANY, N.J. - May 2, 2018 - Zoetis Inc. (NYSE: ZTS) today reported its financial results for the first quarter of 2018 and reaffirmed its guidance for full year 2018.

The company reported revenue of $1.4 billion for the first quarter of 2018, an increase of 11% compared with the first quarter of 2017. Net income for the first quarter of 2018 was $352 million, or $0.72 per diluted share, an increase of 48% and 50%, respectively, on a reported basis. This increase includes the benefit of a lower effective tax rate in 2018 as a result of the new tax legislation enacted in the U.S. last year.

Adjusted net income1 for the first quarter of 2018 was $365 million, or $0.75 per diluted share, an increase of 40% and 42%, respectively, on a reported basis. Adjusted net income for the first quarter of 2018 excludes the net impact of $13 million for purchase accounting adjustments, acquisition-related costs and certain significant items.

On an operational2 basis, revenue for the first quarter of 2018 increased 7%, excluding the impact of foreign currency. Adjusted net income for the first quarter of 2018 increased 34% operationally, excluding the impact of foreign currency.

EXECUTIVE COMMENTARY
“We continue generating profitable revenue growth thanks to the quality and diversity of our portfolio, the innovations we bring to the market and the value we deliver to our customers,” said Juan Ramón Alaix, Chief Executive Officer of Zoetis. “We remain confident in the strength of our company and our

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ability to offer customers more integrated solutions across the entire cycle of healthcare -- from prediction and prevention to detection and treatment. With this approach and our proven business model, we can generate long-term growth for Zoetis and value for our shareholders.”

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its commercial operations across two regional segments: the United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for livestock and companion animals tailored to local trends and customer needs. In the first quarter of 2018:

•
Revenue in the International segment was $726 million, an increase of 18% on a reported basis and 11% operationally compared with the first quarter of 2017. Sales of companion animal products grew 28% on a reported basis and 19% on an operational basis, resulting primarily from increased sales across multiple international markets of our dermatology portfolio and new products including Simparica® (sarolaner), our oral parasiticide, as well as growth in vaccines in China. Sales of livestock products grew 14% on a reported basis and 7% on an operational basis, driven by strong performance in poultry and cattle. Growth in poultry products was driven by increased sales of medicated feed additives, primarily in emerging markets. Cattle products grew due to the colder weather increasing treatments and strong demand for vaccines in Mexico. Strong demand in other emerging markets also contributed to growth.

•
Revenue in the U.S. segment was $634 million, an increase of 5% compared with the first quarter of 2017. Sales of companion animal products grew 6% driven by increased sales in our dermatology portfolio, as well as new products. This growth was partially offset by lower sales of certain in-line products due to expected competition. Sales of livestock products grew 4%, led by cattle and poultry and a return to growth in our swine business. Growth of cattle products was driven by favorable conditions in the beef market, including higher feedlot placements and variable weather conditions, which drove higher disease risk and incidence. Growth was partially offset by unfavorable market conditions in dairy, including declining producer profitability due to low milk prices. For poultry products, growth was driven by increased sales of medicated feed additive products.

Zoetis continues to drive demand and strengthen its diverse portfolio through the introduction of new products, lifecycle innovations, business development initiatives, strong customer relationships and entry into new markets and technologies. In the first quarter of 2018:

•
Zoetis broadened its Fostera® swine vaccine franchise with approval in the U.S. of Fostera Gold PCV MH. This is the first vaccine to contain both genotypes of porcine circovirus type 2 (PCV2) - 2a and 2b - and a study showed it provided cross protection against the leading 2d genotype. It also provides 23 weeks of immunity for PCV and Mycoplasma hyopneumoniae (M. hyo), the longest duration for commercial PCV2 combination vaccines.

•
The company continued to bring leading companion animal products to new markets. Cytopoint® (lokivetmab), part of Zoetis’ canine dermatology portfolio, was approved in Mexico and Switzerland. Additionally, Simparica, an oral parasiticide, was approved in Thailand and Serbia. Simparica delivers fast and persistent protection from fleas and ticks in dogs, with effectiveness that lasts for a full 35 days, without losing efficacy at the end of the month.

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•
Zoetis also received approvals in new geographies for several major cattle products. Inforce™ 3, the first and only intranasal vaccine that prevents respiratory disease caused by Bovine Respiratory Syncytial Virus while also aiding in the prevention of Infectious Bovine Rhinotracheitis and Parainfluenza Virus 3, was approved in Korea and Egypt. Additionally, Spectramast® DC, which helps treat mastitis in dairy cows, was approved in China.

FINANCIAL GUIDANCE

Zoetis is reaffirming its full year 2018 guidance, which includes:

•	Revenue between $5.675 billion to $5.800 billion

•	Reported diluted EPS between $2.77 to $2.93

•	Adjusted diluted EPS between $2.96 to $3.10

This guidance reflects foreign exchange rates as of mid-April. Additional details on guidance are included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (ET) today, during which company executives will review first quarter 2018 results, discuss financial guidance and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://investor.zoetis.com/events-presentations. A replay of the webcast will be archived and made available on May 2, 2018.

About Zoetis
Zoetis is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products, genetic tests, biodevices and a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2017, the company generated annual revenue of $5.3 billion with approximately 9,000 employees. For more information, visit www.zoetis.com.

1 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income attributable to Zoetis and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.

2 Operational revenue growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

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DISCLOSURE NOTICES

Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, future use of cash and dividend payments, tax rate and tax regimes, changes in the tax regimes and laws in other jurisdictions, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income, adjusted diluted earnings per share and operational results (which exclude the impact of foreign exchange), to assess and analyze our results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

Media Contacts:	Investor Contact:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Elinore White
1-973-443-2835 (o)
elinore.y.white@zoetis.com

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ZOETIS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	First Quarter
	2018	2017	% Change
Revenue	$1,366	$1,231	11
Costs and expenses:
Cost of sales(b)	447	443	1
Selling, general and administrative expenses(b)	338	309	9
Research and development expenses(b)	97	90	8
Amortization of intangible assets(c)	23	22	5
Restructuring charges/(reversals) and certain acquisition-related costs	2	(1)	*
Interest expense	47	41	15
Other (income)/deductions–net	(5)	(10)	(50)
Income before provision for taxes on income	417	337	24
Provision for taxes on income	67	98	(32)
Net income before allocation to noncontrolling interests	350	239	46
Less: Net loss attributable to noncontrolling interests	(2)	1	*
Net income attributable to Zoetis	$352	$238	48

Earnings per share—basic	$0.72	$0.48	50

Earnings per share—diluted	$0.72	$0.48	50

Weighted-average shares used to calculate earnings per share
Basic	485.9	492.4
Diluted	489.8	495.3

* Calculation not meaningful.

(a)
The condensed consolidated statements of income present the first quarter ended March 31, 2018, and April 2, 2017. Subsidiaries operating outside the United States are included for the first quarter ended February 28, 2018 and February 26, 2017.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to finite-lived acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter ended March 31, 2018
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales(c)	$447	$(2)	$—	$(1)	$444
Gross profit	919	2	—	1	922
Selling, general and administrative expenses(c)	338	(1)	—	(1)	336
Research and development expenses(c)	97	(1)	—	—	96
Amortization of intangible assets(d)	23	(19)	—	—	4
Restructuring charges/(reversals) and certain acquisition-related costs	2	—	(1)	(1)	—
Other (income)/deductions–net	(5)	—	—	—	(5)
Income before provision for taxes on income	417	23	1	3	444
Provision for taxes on income	67	11	—	3	81
Net income attributable to Zoetis	352	12	1	—	365
Earnings per common share attributable to Zoetis–diluted	0.72	0.03	—	—	0.75

	Quarter ended April 2, 2017
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Cost of sales(c)	$443	$(2)	$—	$(3)	$438
Gross profit	788	2	—	3	793
Selling, general and administrative expenses(c)	309	(1)	—	(2)	306
Research and development expenses(c)	90	(1)	—	—	89
Amortization of intangible assets(d)	22	(18)	—	—	4
Restructuring charges/(reversals) and certain acquisition-related costs	(1)	—	—	1	—
Income before provision for taxes on income	337	22	—	4	363
Provision for taxes on income	98	3	—	—	101
Net income attributable to Zoetis	238	19	—	4	261
Earnings per common share attributable to Zoetis–diluted	0.48	0.04	—	0.01	0.53

(a)
The condensed consolidated statements of income present the first quarter ended March 31, 2018, and April 2, 2017. Subsidiaries operating outside the United States are included for the first quarter ended February 28, 2018 and February 26, 2017.

(b)
Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components, and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(c)	Exclusive of amortization of intangible assets, except as discussed in footnote (d) below.

(d)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to finite-lived acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1) and (2).
Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)	Acquisition-related costs include the following:

	First Quarter
	2018	2017
Integration costs(a)	$1	$—
Total acquisition-related costs—pre-tax	1	—
Income taxes(b)	—	—
Total acquisition-related costs—net of tax	$1	$—

(a)
Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. Included in Restructuring charges/(reversals) and certain acquisition-related costs.

(b)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

Certain amounts may reflect rounding adjustments.

(2)	Certain significant items include the following:

	First Quarter
	2018	2017
Operational efficiency initiative(a)	$—	$(1)
Supply network strategy(b)	2	3
Other(c)	1	2
Total certain significant items—pre-tax	3	4
Income taxes(d)	3	—
Total certain significant items—net of tax	$—	$4

(a)
For the first quarter ended April 2, 2017, represents a net reversal of previously accrued employee termination costs, included in Restructuring charges/(reversals) and certain acquisition-related costs.

(b)
For the first quarter ended March 31, 2018, represents consulting fees of $1 million, included in Cost of sales, and employee termination costs of $1 million, included in Restructuring charges/(reversals) and certain acquisition-related costs.

For the first quarter ended April 2, 2017, represents accelerated depreciation charges of $1 million and consulting fees of $2 million, included in Cost of sales.

(c)	For the first quarter ended March 31, 2018, primarily represents charges related to the implementation of new accounting guidance as a result of the enactment of the Tax Cuts and Jobs Act.

For the first quarter ended April 2, 2017, represents costs associated with changes to our operating model, included in Selling, general and administrative expenses.

(d)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate. For the first quarter ended March 31, 2018, also includes a net tax benefit of $2 million related to an adjustment to the provisional one-time mandatory deemed repatriation tax on the company's undistributed non-U.S. earnings pursuant to the Tax Cuts and Jobs Act enacted on December 22, 2017.

For the first quarter ended April 2, 2017, also includes a net tax charge of approximately $1 million related to the revaluation of the company's deferred tax assets and liabilities, using the rates expected to be in place at the time of the reversal.

Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
ADJUSTED SELECTED COSTS, EXPENSES AND INCOME (a)
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2018	2017	Total	Foreign Exchange	Operational(b)
Adjusted cost of sales	$444	$438	1%	2%	(1)%
as a percent of revenue	32.5%	35.6%	NA	NA	NA
Adjusted SG&A expenses	$336	$306	10%	4%	6%
Adjusted R&D expenses	96	89	8%	2%	6%
Adjusted net income attributable to Zoetis	365	261	40%	6%	34%

(a)
Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income attributable to Zoetis (non-GAAP financial measures) are defined as the corresponding reported U.S. GAAP income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items. The corresponding GAAP line items and reconciliations of reported to adjusted information are provided in Condensed Consolidated Statements of Operations and Reconciliation of GAAP Reported to Non-GAAP Adjusted Information.

(b)	Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

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ZOETIS INC.
2018 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2018
Revenue	$5,675 to $5,800
Operational growth(a)	5% to 7%
Adjusted cost of sales as a percentage of revenue(b)	Approximately 32%
Adjusted SG&A expenses(b)	$1,370 to $1,420
Adjusted R&D expenses(b)	$400 to $420
Adjusted interest expense and other (income)/deductions(b)	Approximately $190
Effective tax rate on adjusted income(b)	21% to 22%
Adjusted diluted EPS(b)	$2.96 to $3.10
Adjusted net income(b)	$1,450 to $1,520
Operational growth(a)(c)	20% to 26%
Certain significant items(d) and acquisition-related costs	$20 to $40

The guidance reflects foreign exchange rates as of mid-April 2018.
Reconciliations of 2018 reported guidance to 2018 adjusted guidance follows:

(millions of dollars, except per share amounts)	Reported	Certain significant items(d) and acquisition-related costs	Purchase accounting	Adjusted(b)

Cost of sales as a percentage of revenue	~ 32.5%	(0.5%)		~ 32%
SG&A expenses	$1,375 to $1,425		($5)	$1,370 to $1,420
R&D expenses	$400 to $420			$400 to $420
Interest expense and other (income)/deductions	~ $190			~ $190
Effective tax rate	21% to 22%			21% to 22%
Diluted EPS	$2.77 to $2.93	$0.04 to $0.06	$0.13	$2.96 to $3.10
Net income attributable to Zoetis	$1,355 to $1,435	$20 to $30	$65	$1,450 to $1,520

(a)	Operational growth (a non-GAAP financial measure) excludes the impact of foreign exchange.

(b)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted interest expense and other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(c)
We do not provide a reconciliation of forward-looking non-GAAP adjusted net income operational growth to the most directly comparable GAAP reported financial measure because we are unable to calculate with reasonable certainty the foreign exchange impact of unusual gains and losses, acquisition-related expenses, potential future asset impairments and other certain significant items, without unreasonable effort. The foreign exchange impacts of these items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

(d)	Primarily includes certain nonrecurring costs related to restructuring and other charges for the supply network strategy. Excludes potential net gains/losses on sales of assets.

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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2018	2017	Total	Foreign Exchange	Operational(b)
Revenue:
Livestock	$770	$703	10%	4%	6%
Companion Animal	590	517	14%	3%	11%
Contract Manufacturing	6	11	(45)%	10%	(55)%
Total Revenue	$1,366	$1,231	11%	4%	7%

U.S.
Livestock	$292	$282	4%	—%	4%
Companion Animal	342	323	6%	—%	6%
Total U.S. Revenue	$634	$605	5%	—%	5%

International
Livestock	$478	$421	14%	7%	7%
Companion Animal	248	194	28%	9%	19%
Total International Revenue	$726	$615	18%	7%	11%

Livestock:
Cattle	$416	$386	8%	3%	5%
Swine	175	160	9%	5%	4%
Poultry	136	116	17%	3%	14%
Fish	22	21	5%	5%	—%
Other	21	20	5%	7%	(2)%
Total Livestock Revenue	$770	$703	10%	4%	6%

Companion Animal:
Dogs and Cats	549	482	14%	3%	11%
Horses	$41	$35	17%	5%	12%
Total Companion Animal Revenue	$590	$517	14%	3%	11%

(a)	For a description of each segment, see Note 18A to Zoetis' consolidated financial statements included in Zoetis' Form 10-K for the year ended December 31, 2017.

(b)	Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2018	2017	Total	Foreign Exchange	Operational(a)
Total International	$726	$615	18%	7%	11%
Australia	48	40	20%	6%	14%
Brazil	70	66	6%	(1)%	7%
Canada	40	34	18%	5%	13%
China	64	52	23%	9%	14%
France	33	29	14%	15%	(1)%
Germany	38	28	36%	19%	17%
Italy	27	22	23%	13%	10%
Japan	41	34	21%	4%	17%
Mexico	24	18	33%	10%	23%
Spain	25	20	25%	15%	10%
United Kingdom	52	43	21%	11%	10%
Other developed markets	79	68	16%	9%	7%
Other emerging markets	185	161	15%	5%	10%

(a)	Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2018	2017	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$634	$605	5%	—%	5%
Cost of Sales	140	137	2%	—%	2%
Gross Profit	494	468	6%	—%	6%
Gross Margin	77.9%	77.4%
Operating Expenses	96	96	—%	—%	—%
Other (income)/deductions	—	—	—%	—%	—%
U.S. Earnings	$398	$372	7%	—%	7%

International:
Revenue	$726	$615	18%	7%	11%
Cost of Sales	234	213	10%	6%	4%
Gross Profit	492	402	22%	8%	14%
Gross Margin	67.8%	65.4%
Operating Expenses	133	114	17%	8%	9%
Other (income)/deductions	1	(3)	*	*	*
International Earnings	$358	$291	23%	8%	15%

Total Reportable Segments	$756	$663	14%	3%	11%

Other business activities(c)	(81)	(74)	9%
Reconciling Items:
Corporate(d)	(153)	(143)	7%
Purchase accounting adjustments(e)	(23)	(22)	5%
Acquisition-related costs(f)	(1)	—	*
Certain significant items(g)	(3)	(4)	(25)%
Other unallocated(h)	(78)	(83)	(6)%
Total Earnings(i)	$417	$337	24%
* Calculation not meaningful.

(a)	For a description of each segment, see Note 18A to Zoetis' consolidated financial statements included in Zoetis' Form 10-K for the year ended December 31, 2017.

(b)	Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

(c)	Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business.

(d)	Corporate includes, among other things, administration expenses, interest expense, certain compensation costs, certain procurement costs, and other costs not charged to our operating segments.

(e)
Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.

(f)	Acquisition-related costs can include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.

(g)
Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with the operational efficiency initiative and supply network strategy, certain legal and commercial settlements, and the impact of divestiture-related gains and losses.

(h)	Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as certain procurement costs.

(i)	Defined as income before provision for taxes on income.
Certain amounts and percentages may reflect rounding adjustments.

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